Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade – NIRE 3330029520-8

Publicly-held Company

Esteemed Shareholders,

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to CVM Instruction No. 481/09, as amended, discloses to the shareholders and the market in general the summary map received from the Bookkeeping Agent regarding the remote voting bulletin for the Extraordinary Shareholders’ Meeting (Assembleia Geral Extraordinária – AGE) called for September 17, 2018.

The Company clarifies that the exercise of this voting right via the completion and delivery of a remote voting ballot does not impede a shareholder’s ability to attend the AGE and exercise their vote in person, in which case the AGE Board will disregard the remote voting instruction, pursuant to Article 21-W, paragraph 5, item I, of CVM Instruction No. 481.

The Company emphasizes that it will verify shareholding positions as is customary for its General Shareholders’ Meetings to confirm the shareholding positions of the shareholders that choose to exercise their vote by completing and delivering a remote voting ballot, taking into consideration for the computation of the votes,  the most recent position of each shareholder that is available to the Company (or, in its absence, the shareholding position as informed by the depositary agent of the Company’s shares, pursuant to Article 21-T, item II, section "a” of CVM Instruction No. 481).

The Company also warns that the information contained in the summary voting statement published in accordance with the provisions of Article 21-W, third paragraph, of CVM Instruction No. 481, may not represent the results of the votes with respect to the matters that will be submitted for deliberation at an AGE, according to the Call Notice published on August 16, 2018, considering that such summary voting statement comprises only the votes cast by remote voting.

Rio de Janeiro, September 13, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Summary Voting Statement (Bookkeeping Agent)

General Shareholders’ Meeting – September 17, 2018 at 11 a.m.

Company	OI S.A. - In Judicial Reorganization
Process Number	1060
Meeting Date	September 17, 2018	Meeting Time	11:00 a.m.
On-line [Voting] Start Date	August 18, 2018	On-line Voting End Date	September 11m 2018	* Total number of shares per deliberation" includes all types of shares.
Deliberation Code	Type of Deliberation	Status of the Deliberation	Voting Position	Sheet Code	Sheet Name	Sheet Location	Sheet Vote	Candidate Code	Candidate Name	Candidate’s Location	Candidate’s Vote	Voting Percentage	Total number of shares per deliberation (consolidating all types of shares - including ADRs)	Total number of Common Shares per deliberation	Total number of Preferred Shares per deliberation	other types of shares (Units / PNA, PNB, etc) shareholders must disclose all of the other types of shares and quantities that they own in the other columns.
1	Election of the Consensual Sheet for the composition of the New Board of Directors	Active	Approve										68.918.600	61.392.575	7.526.025
2	Election of the Consensual Sheet for the composition of the New Board of Directors	Active	Yes										44.826.700	38.302.600	6.524.100
2	Election of the Consensual Sheet for the composition of the New Board of Directors	Active	No										24.091.900	23.089.975	1.001.925

5	Election of the board of directors by candidate	Active	-	1	-	Active	-	1	Chairman of the Board of Directors: Eleazar de Carvalho Filho	Active	Approve	59.310.600	52.786.500	6.524.100
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	1	Chairman of the Board of Directors: Eleazar de Carvalho Filho	Active	Abstain	9.608.000	8.606.075	1.001.925
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	2	Chairman of the Board of Directors: Henrique José Fernandes Luz	Active	Abstain	68.918.600	61.392.575	7.526.025
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	3	Chairman of the Board of Directors: José Mauro Mettrau Carneiro da Cunha	Active	Approve	7.116.150	6.114.225	1.001.925
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	3	Chairman of the Board of Directors: José Mauro Mettrau Carneiro da Cunha	Active	Abstain	61.802.450	55.278.350	6.524.100
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	4	Chairman of the Board of Directors: Marcos Bastos Rocha	Active	Abstain	68.918.600	61.392.575	7.526.025
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	5	Chairman of the Board of Directors: Marcos Duarte Santos	Active	Abstain	68.918.600	61.392.575	7.526.025
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	6	Chairman of the Board of Directors: Marcos Grodetzky	Active	Abstain	68.918.600	61.392.575	7.526.025
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	7	Chairman of the Board of Directors: Maria Helena dos Santos Fernandes de Santana	Active	Abstain	68.918.600	61.392.575	7.526.025
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	8	Chairman of the Board of Directors:Paulino do Rego Barros Jr	Active	Abstain	68.918.600	61.392.575	7.526.025
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	9	Chairman of the Board of Directors: Ricardo Reisen de Pinho	Active	Abstain	68.918.600	61.392.575	7.526.025
5	Election of the board of directors by candidate	Active	-	1	-	Active	-	10	Chairman of the Board of Directors: Rodrigo Modesto de Abreu	Active	Abstain	68.918.600	61.392.575	7.526.025

5	Election of the board of directors by candidate	Active	-	1	-	Active	-	11	Chairman of the Board of Directors: Wallim Cruz de Vasconcellos Junior	Active	Abstain	68.918.600	61.392.575	7.526.025
6	Election of the board of directors by candidate	Active	Yes									45.012.771	38.488.671	6.524.100
6	Election of the board of directors by candidate	Active	Abstain									23.905.829	22.903.904	1.001.925
8	Simple Deliberation	Active	Approve									68.918.600	61.392.575	7.526.025
9	Simple Deliberation	Active	Approve									68.918.600	61.392.575	7.526.025
10	Simple Deliberation	Active	Approve									68.918.600	61.392.575	7.526.025
11	Simple Deliberation	Active	Approve									68.918.600	61.392.575	7.526.025

Note: As anticipated by the Company, responses to items (3), (4), (6) and (7) of the Remote Voting Ballot, which are included in the template of the ballot automatically generated by the Remote Voting System, were disregarded since are not applicable.